Exhibit 99.1

May 11, 2015

Conflicts Committee of the Board of Directors of QEP Midstream Partners GP, LLC

1050 17th Street, Suite 500

Denver, Colorado 80265

Re:	Initially Filed Registration Statement on Form S-4 of Tesoro Logistics LP filed on or about May 11, 2015

Dear Conflicts Committee:

Reference is made to our opinion letter, dated April 6, 2015, with respect to the fairness, from a financial point of view, to the Unaffiliated Public Unitholders (as specified therein) of the exchange ratio, wherein each issued and outstanding common unit representing limited partner interests in QEP Midstream Partners, LP (the “Partnership”), other than those owned by QEP Field Services, LLC (“QEP Field Services”), will be converted into the right to receive 0.3088 common units representing limited partner interests in Tesoro Logistics LP (“TLLP”), provided in the merger pursuant to the Agreement and Plan of Merger, dated as of April 6, 2015 (the “Agreement”), by and among TLLP, Tesoro Logistics GP, LLC, QEP Field Services, TLLP Merger Sub LLC, the Partnership and QEP Midstream Partners GP, LLC (the “General Partner”).

The foregoing opinion letter was provided for the information and assistance of the Conflicts Committee of the Board of Directors of the General Partner in connection with its consideration of certain aspects of the merger provided for in the Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the General Partner and the Partnership have determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to (i) the reference to our opinion letter under the captions “Summary — QEPM’s Reasons for the Merger,” “Summary — Opinion of the QEPM Conflicts Committee’s Financial Advisor,” “Risk Factors — Risks Related to the Merger,” “The Merger — Background of the Merger,” “The Merger — Recommendation of the QEPM Conflicts Committee and the QEPM Board and Reasons for the Merger,” “The Merger — Unaudited Financial Projections of QEPM and TLLP,” “The Merger — Opinion of the QEPM Conflicts Committee’s Financial Advisor,” and “The Merger Agreement — Representations and Warranties,” and (ii) the inclusion of the foregoing opinion letter as Annex B to the proxy statement/prospectus, included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any

Heritage Plaza  |  1111 Bagby, Suite 4900  |  Houston, Texas 77002  |  www.TPHco.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Tudor, Pickering, Holt & Co. Advisors, LLC  |  Members FINRA/SIPC

subsequent amendments to the above-mentioned version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the above-mentioned Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

TUDOR, PICKERING, HOLT & CO.
ADVISORS, LLC.

By:	/s/ Scott Archer
Name: Scott Archer
Title: Managing Director

Heritage Plaza  |  1111 Bagby, Suite 4900  |  Houston, Texas 77002  |  www.TPHco.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Tudor, Pickering, Holt & Co. Advisors, LLC  |  Members FINRA/SIPC